FOR IMMEDIATE RELEASE

Contact: Karen Marryat

SVP/ Chief Marketing OfficerTelephone: (781) 474-5460

NB Bancorp, Inc. Names Christine Roberts Executive Vice President and Chief Operating Officer

Needham, Massachusetts, January 6, 2025. NB Bancorp, Inc., the holding company for Needham Bank, has announced that Christine Roberts has been named Executive Vice President and Chief Operating Officer for NB Bancorp and Needham Bank, effective January 6, 2025. Previously, Ms. Roberts was Executive Vice President, President of Citizens Pay at Citizens Bank.

Ms. Roberts joins NB Bancorp and Needham Bank and is replacing Salvatore Rinaldi, who retired as Executive Vice President and Chief Operating Office for NB Bancorp and Needham Bank. Following a distinguished banking career over forty years, Mr. Rinaldi was instrumental in the growth, development and transformation of Needham Bank over the past seven years.

Ms. Roberts joins Needham Bank having been employed for the past twelve years at Citizens Bank, where she held several different positions across the institution.

“We are pleased to announce a successor to Sal as our Chief Operating Officer. Christine’s tenure in banking and executive management will further enhance our dynamic team. Christine will provide leadership, and oversee several departments as we continue our growth as a public institution,” commented Joseph P. Campanelli, Chairman, President and Chief Executive Officer.

Christine was recently featured in American Banker, which spotlighted “The Most Powerful Women in Banking” as a member of Citizens’ Enterprise Payments leadership team. She earned her Bachelor’s degree in Marketing and her Master’s degree in Integrated Marketing Communication from Bentley University and Northwestern University, respectively. She resides with her family in Wayland, MA.

About NB Bancorp, Inc. and Needham Bank

NB Bancorp is the registered bank holding company of Needham Bank.  Needham Bank is headquartered in Needham, Massachusetts, which is approximately 17 miles southwest of Boston’s financial district.  Known as the “Builder’s Bank,” Needham Bank has been helping individuals, businesses and non-profits build for their futures since 1892. Needham Bank offers an array of tech-forward products and services that businesses and consumers use to manage their financial needs. We have the financial expertise typically found at much larger institutions and the local knowledge and commitment you can only find at a community bank. For more information, please visit https://NeedhamBank.com. Needham Bank is a member of the FDIC.

1063 Great Plain Avenue | Needham, MA 02492